Exhibit 99.1

FOR IMMEDIATE RELEASE

SteadyMed Raises $30 Million in Private Placement

SteadyMed prepares to file New Drug Application (NDA) for Trevyent® in Q2 2017

Financing provides capital for Trevyent commercial launch preparation

SAN RAMON, Calif., April 21, 2017 — SteadyMed Ltd. (Nasdaq:STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today announced that it has entered into a definitive agreement to sell its ordinary shares and warrants to purchase its ordinary shares for aggregate gross proceeds of approximately $30 million in a private placement. The financing was led by Adage Capital Management, OrbiMed, Deerfield Management and Kingdon Capital Management.

“We recently achieved several significant milestones, having received a favorable ruling by the U.S. Patent Trial and Appeal Board (USPTO) in our Inter Partes Review (IPR) that invalidated all of the claims in the United Therapeutics’ ‘393 patent and completed the clinical validation study of our lead drug product candidate Trevyent, that is in development to treat Pulmonary Arterial Hypertension (PAH),” said Jonathan Rigby, President & CEO of SteadyMed. “We are on track to submit our NDA for Trevyent in this calendar quarter and continue executing on our pre-commercialization strategy, leading to the launch of Trevyent in the U.S. in 2018, if approved by the FDA. We are delighted with the strong support of our existing investors and pleased to have several, new, high quality institutional healthcare funds that support our belief that Trevyent has the potential to capture substantial share of the PAH market.”

JMP Securities served as lead placement agent for the offering. H.C. Wainwright & Co. acted as co-placement agent for the offering.

About the Private Placement

According to the terms of the definitive agreement, SteadyMed will sell approximately 5.0 million ordinary shares and warrants to purchase approximately 2.5 million ordinary shares for aggregate gross proceeds of $30.0 million in the private placement. The price to be paid for the ordinary shares, $5.90 per share (“Original Issue Price”), is equal to the consolidated closing bid price on the Nasdaq Global Market on the day of pricing, April 20, 2017. The purchase price for each whole warrant will be $0.125 per ordinary share subject to such warrants. The warrants are exercisable at a price of $6.785 per share and expire five years from the date of issuance. The transaction is expected to close on or about April 25, 2017, subject to customary closing conditions. Proceeds from the private placement will be used primarily to fund the NDA submission for Trevyent approval for sale in the U.S., as well as pre-launch commercial activities, distribution network establishment and manufacture of commercial Trevyent inventory aimed at a 2018 U.S. commercial launch subject to NDA approval, and other general corporate purposes.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. SteadyMed has agreed to file a registration statement with the SEC covering the resale of the ordinary shares issuable in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s pre-filled, sterile, single use, disposable, PatchPump® infusion system, with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA or approval is delayed by patent litigation, that Trevyent is not granted orphan drug exclusivity, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company will not satisfy the milestone and other closing conditions to call the second tranche of its July 2016 private placement, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. There can be no assurance that the company will be able to complete the offering on the terms described herein or in a timely manner, if at all. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on form 10-K filed on March 29, 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

Lee Roth

(646) 536-7012

lroth@theruthgroup.com